Exhibit 9.1
Consent of the Independent Registered Public Accounting Firm to the Board of Directors of Credit Suisse Group AG

We consent to the incorporation by reference in the registration statement (No. 333-132936) on Form F-3/A and in the registration statement (No. 333-101259) on Form S-8 of Credit Suisse Group of our reports dated March 25, 2010 with respect to the consolidated balance sheets of Credit Suisse Group AG and its subsidiaries (the “Group”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity, comprehensive income and cash flows, and notes for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of the Group.

Our reports contain an explanatory paragraph that states that in 2007 the Group changed its method of accounting for certain financial instruments accounted for at fair value.

KPMG AG

/s/ David L. Jahnke /s/ Marc Ufer
David L. Jahnke Marc Ufer
Licensed Audit Expert Licensed Audit Expert
Auditor in Charge

Zurich, Switzerland
March 26, 2010